Exhibit 10(m)

NORTHROP GRUMMAN
ERISA SUPPLEMENTAL PLAN
(Amended and Restated Effective as of January 1, 2013)

TABLE OF CONTENTS

INTRODUCTION		1

Article I	Definitions	1
1.01	Affiliated Companies	1
1.02	CIC Plans	1
1.03	Code	1
1.04	Company	1
1.05	Grandfathered Amounts	1
1.06	Key Employee	1
1.07	Participant	2
1.08	Payment Date	2
1.09	Plan	2
1.10	Pension Plan Benefits	2
1.11	Pension Plan	2
1.12	Separation from Service	2
1.13	Termination of Employment	2

Article II	Eligibility for and Amount of Benefits	3
2.01	Purpose	3
2.02	Eligibility	3
2.03	Amount of Benefit	3
2.04	Preretirement Surviving Spouse Benefit	4
2.05	Forms and Times of Benefit Payments	4
2.06	Beneficiaries and Spouses	5
2.07	Plan Termination	5
2.08	Pension Plan Benefits	5
2.09	Mandatory Cashout	6
2.10	Optional Payment Forms	6
2.11	Special Tax Distribution	6

Article III	Lump Sum Election	7
3.01	In General	7
3.02	Retirees Election	7
3.03	Retirees Lump Sum	8
3.04	Actives Election	8
3.05	Actives Lump Sum - Retirement Eligible	9
3.06	Actives Lump Sum - Not Retirement Eligible	11
3.07	Lump Sums with CIC Severance Plan Election	11
3.08	Calculation of Lump Sum	11
3.09	Spousal Consent	12

Article IV	Miscellaneous	12
4.01	Amendment and Plan Termination	12
4.02	Not an Employment Agreement	13
4.03	Assignment of Benefits	13
4.04	Nonduplication of Benefits	14
4.05	Funding	14
4.06	Construction	14
4.07	Governing Law	14
4.08	Actions By Company and Claims Procedures	14
4.09	Plan Representatives	14
4.10	Number	15
4.11	2001 Reorganization	15
4.12	Liabilities Transferred to HII	15

APPENDIX A—2005-2007 TRANSITION RULES		17
A.01	Election	17
A.02	2005 Commencement	17
A.03	2006 and 2007 Commencements	18

APPENDIX B—POST 2007 DISTRIBUTION OF 409A AMOUNTS		19
B.01	Time of Distribution	19
B.02	Special Rule for Key Employees	19
B.03	Forms of Distribution	19
B.04	Death	19
B.05	Actuarial Assumptions	20
B.06	Accelerated Lump Sum Payouts	20
B.07	Effect of Early Taxation	21
B.08	Permitted Delays	21

APPENDIX C—COMMITTEES AND APPOINTMENTS		22

- ii -

INTRODUCTION
The Northrop Grumman ERISA Supplemental Plan (the “Plan”), formerly known as the Northrop Corporation ERISA Supplemental Plan 1, is hereby amended and restated effective as of January 1, 2013. This restatement amends the July 20, 2012 restatement of the Plan and includes changes that apply to Grandfathered Amounts.

The Plan is intended to comply with Code section 409A and official guidance issued thereunder (except for Grandfathered Amounts). Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with this intention.
ARTICLE I
Definitions
For purposes of the Plan, the following terms, when capitalized, will have the following meanings:

1.01
Affiliated Companies. The Company and any other entity related to the Company under the rules of section 414 of the Code. The Affiliated Companies include Northrop Grumman Corporation and its 80%-owned subsidiaries and may include other entities as well.

1.02	CIC Plans. Northrop Grumman Corporation Change-In-Control Severance Plan (effective August 1, 1996, as amended) or the Northrop Grumman Corporation March 2000 Change-In-Control Severance Plan.

1.03	Code. The Internal Revenue Code of 1986, as amended.

1.04	Company. The Company as designated in the Pension Plans.

1.05	Grandfathered Amounts. Plan benefits that were earned and vested as of December 31, 2004 within the meaning of Code section 409A and official guidance thereunder.

1.06
Key Employee. An employee treated as a "specified employee" under Code section 409A(a)(2)(B)(i) of the Company or the Affiliated Companies (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company's or an Affiliated Company's stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which Participants are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.

1.07
Participant. Any employee who (a) is eligible for benefits under one or both Pension Plans, (b) meets the eligibility requirements of Section 2.02 of this Plan and (c) and has not received full payment under the Plan.

1.08	Payment Date. The 1st of the month coincident with or following the later of (a) the date the Participant attains age 55, or (b) the date the Participant Separates from Service.

1.09	Plan. The Northrop Grumman ERISA Supplemental Plan, formerly known as the Northrop Corporation ERISA Supplemental Plan 1.

1.10	Pension Plan Benefits. This term is defined in Section 2.08 of this Plan.

1.11	Pension Plan and Pension Plans. Any of the following:
(a)    The Northrop Grumman Retirement Plan
(b)    The Northrop Grumman Retirement Plan—Rolling Meadows Site
(c)    The Northrop Grumman Retirement Value Plan (effective as of January 1, 2000)
(d)    The Northrop Grumman Electronics Systems – Space Division Salaried Employees’ Pension Plan (effective as of the Aerojet Closing Date)
(e)    The Northrop Grumman Electronics Systems – Space Division Union Employees’ Pension Plan (effective as of the Aerojet Closing Date)
“Aerojet Closing Date” means the Closing Date specified in the April 19, 2001 Asset Purchase Agreement by and Between Aerojet-General Corporation and Northrop Grumman Systems Corporation.

1.12	Separation from Service or Separates from Service. A "separation from service" within the meaning of Code section 409A.

1.13	Termination of Employment. Complete termination of employment with the Affiliated Companies.

(a)	If a Participant leaves one Affiliated Company to go to work for another, he or she will not have a Termination of Employment.

(b)
A Participant will have a Termination of Employment if he or she leaves the Affiliated Companies because the affiliate he or she works for ceases to be an Affiliated Company because it is sold or spunoff.

ARTICLE II
Eligibility for and Amount of Benefits

2.01
Purpose. The purpose of this Plan is simply to restore to employees of the Company the benefits they lose under the Pension Plans as a result of the benefit limits in Code section 415, as amended, or any successor section (“section 415”), as the benefit limits are described in the applicable Pension Plan.

2.02	Eligibility. Each Participant is eligible to receive a benefit under this Plan if:

(a)	he or she has vested in benefits under one or more of the Pension Plans;

(b)	he or she has vested benefits reduced because of the application of section 415;

(c)
he or she is not eligible to receive a benefit under the Northrop Corporation Supplemental Retirement Income Program for Senior Executives or any other plan or program which bars an employee from participation in this Plan; and

(d)	he or she is not a “Participant” in the Charles H. Noski Executive Retirement Plan as that term is defined under that plan.

2.03
Amount of Benefit. The benefit payable from the Company under this Plan to a Participant will equal the retirement benefit, if any, which would have been payable to the Participant under the terms of a Pension Plan but for the restrictions of section 415 (as described in the applicable Pension Plan).

The benefit payable under this Plan will be reduced by the amount of Pension Plan Benefits attributable to the applicable Pension Plan.
Benefits under this Plan will only be paid to supplement benefit payments actually made from a Pension Plan. If benefits are not payable under a Pension Plan because the Participant has failed to vest or for any other reason, no payments will be made under this Plan with respect to such Pension Plan.
In no event, however, (1) will this Plan pay any amount of a Participant's retirement benefit, if any, attributable to the “2000 Ad Hoc Increase for Retirees” Appendix added to certain of the Company’s tax-qualified plans pursuant to the Board of Directors resolution adopted May 17, 2000, or (2) will a Participant be entitled to a benefit (or an increased benefit) from or as a result of participation in this Plan under the Board of Directors resolution adopted May 17, 2000.
The following shall not be considered as compensation for purposes of determining the amount of any benefit under the Plan:

(1)
any payment authorized by the Compensation Committee that is (a) calculated pursuant to the method for determining a bonus amount under the Annual Incentive Plan (AIP) for a given year, and (b) paid in lieu of such bonus in the year prior to the year the bonus would otherwise be paid under the AIP, and

(2)	any award payment under the Northrop Grumman Long-Term Incentive Cash Plan.

2.04	Preretirement Surviving Spouse Benefit. This Section only applies to Grandfathered Amounts.
Preretirement surviving spouse benefits will be payable under this Plan on behalf of a Participant if such Participant’s surviving spouse is eligible for preretirement surviving spouse benefits payable from a Pension Plan. The benefit payable will be the amount which would have been payable under the Pension Plan but for the restrictions of section 415 (as described in the applicable Pension Plan).
The benefit payable under this Plan will be reduced by the amount of Pension Plan Benefits attributable to the applicable Pension Plan.
No benefit will be payable under this Plan with respect to a spouse after the death of that spouse.
See Appendix A and Appendix B for the rules that apply to other benefits earned under the Plan.

2.05	Forms and Times of Benefit Payments. This Section only applies to Grandfathered Amounts.
The Company will determine the form and timing of benefit payments in its sole discretion. However, for payments made to supplement those of a particular Pension Plan, the Company will only select among the options available under that Pension Plan, and using the same actuarial adjustments used in that Pension Plan except in cases of lump sums.
Whenever the present value of the amount payable under the Plan does not exceed $10,000, it will be paid in the form of a single lump sum as of the first of the month following Termination of Employment. The lump sum will be calculated using the factors and methodology described in Section 3.08 below. (See Section 2.09 for the rule that applies as of January 1, 2008).
No payments will commence under this Plan until a Participant has a Termination of Employment, even in cases where benefits have commenced under a Pension Plan for Participants over age 70-1/2.
See Appendix A and Appendix B for the rules that apply to other benefits earned under the Plan.

2.06	Beneficiaries and Spouses. This Section only applies to Grandfathered Amounts.
If the Company selects a form of payment which includes a survivor benefit, the Participant may make a beneficiary designation, which may be changed at any time prior to commencement of benefits. A beneficiary designation must be in writing and will be effective only when received by the Company.
If a Participant is married on the date his or her benefits are scheduled to commence, his or her beneficiary will be his or her spouse unless some other beneficiary is named with spousal consent. Spousal consent, to be effective, must be submitted in writing before benefits commence and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if the Company determines that there is no spouse or that the spouse cannot be found.
The Participant’s spouse will be the spouse as determined under the underlying Pension Plan.

See Appendix A and Appendix B for the rules that apply to other benefits earned under the Plan.

2.07	Plan Termination. No further benefits may be earned under this Plan with respect to a particular Pension Plan after the termination of such Pension Plan.

2.08
Pension Plan Benefits. The term “Pension Plan Benefits” generally means the benefits actually payable to a Participant, spouse, beneficiary or contingent annuitant under a Pension Plan. However, this Plan is only intended to remedy pension reductions caused by the operation of section 415 and not reductions caused for any other reason. In those instances where pension benefits are reduced for some other reason, the term “Pension Plan Benefits” shall be deemed to mean the benefits that would have been actually payable but for such other reason.

Examples of such other reasons include, but are not limited to, the following:

(a)
A reduction in pension benefits as a result of a distress termination (as described in ERISA § 4041(c) or any comparable successor provision of law) of a Pension Plan. In such a case, the Pension Plan Benefits will be deemed to refer to the payments that would have been made from the Pension Plan had it terminated on a fully funded basis as a standard termination (as described in ERISA § 4041(b) or any comparable successor provision of law).

(b)	A reduction of accrued benefits as permitted under Code section 412(c)(8), as amended, or any comparable successor provision of law.

(c)	A reduction of pension benefits as a result of payment of all or a portion of a Participant’s benefits to a third party on behalf of or with respect to a Participant.

2.09
Mandatory Cashout. Notwithstanding any other provisions in the Plan, Participants with Grandfathered Amounts who have not commenced payment of such benefits prior to January 1, 2008 will be subject to the following rules:

(a)
Post-2007 Terminations. Participants who have a Termination of Employment after 2007 will receive a lump sum distribution of the present value of their Grandfathered Amounts within two months of Termination of Employment (without interest), if such present value is below the Code section 402(g) limit in effect at the Termination of Employment.

(b)
Pre-2008 Terminations. Participants who had a Termination of Employment before 2008 will receive a lump sum distribution of the present value of their Grandfathered Amounts within two months of the time they commence payment of their underlying qualified pension plan benefits (without interest), if such present value is below the Code section 402(g) limit in effect at the time such payments commence.

For purposes of calculating present values under this Section, the actual assumptions and calculation procedures for lump sum distributions under the Northrop Grumman Pension Plan shall be used.

2.10	Optional Payment Forms. Participants with Grandfathered Amounts shall be permitted to elect (a) or (b) below:

(a)
To receive their Grandfathered Amounts in any form of distribution available under the Plan at October 3, 2004, provided that form remains available under the underlying qualified pension plan at the time payment of the Grandfathered Amounts commences. The conversion factors for these distribution forms will be based on the factors or basis in effect under this Plan on October 3, 2004.

(b)
To receive their Grandfathered Amounts in any life annuity form not included in (a) above but included in the underlying qualified pension plan distribution options at the time payment of the Grandfathered Amounts commences. The conversion factors will be based on the following actuarial assumptions:

Interest Rate:	6%

Mortality Table:	RP-2000 Mortality Table projected 15 years for future standardized cash balance factors

2.11
Special Tax Distribution. On the date a Participant's retirement benefit is reasonably ascertainable within the meaning of IRS regulations under Code section 3121(v)(2), an amount equal to the Participant's portion of the FICA tax withholding will be distributed in a single lump sum payment. This payment will be based on all benefits under the Plan, including Grandfathered Amounts. This payment will reduce the Participant's future benefit payments under the Plan on an actuarial basis.

ARTICLE III
Lump Sum Election
This Article only applies with respect to Grandfathered Amounts. See Appendix A and Appendix B for the distribution rules that apply to other benefits earned under the Plan.

3.01
In General. This Article sets forth the rules under which Participants may elect to receive their benefits in a lump sum. Except as provided in Section 3.08, this Article does not apply to active employees (as defined in Section 3.04) in cases where benefits are automatically payable in lump sum form under Article II.

3.02
Retirees Election. Participants and Participants’ beneficiaries already receiving monthly benefits under the Plan at its inception will be given a one-time opportunity to elect a lump sum payout of future benefit payments.

(a)
The election must be made within a 60-day period determined by the Company. Within its discretion, the Company may delay the commencement of the 60-day period in instances where the Company is unable to timely communicate with a particular payee.

(b)	The determination as to whether a payee is already receiving monthly benefits will be made at the beginning of the 60-day period.

(c)
An election to take a lump sum must be accompanied by a waiver of the existing retiree medical benefits by those Participants (and their covered spouses or surviving spouses) entitled either to have such benefits entirely paid for by the Company or to receive such benefits as a result of their classification as an employee under Executive Class Code II.

Following the waiver, waiving Participants (and covered spouses or surviving spouses) will be entitled to the coverage offered to employees who are eligible for Senior Executive Retirement Insurance Benefits in effect as of July 1, 1993.

(d)	If the person receiving payments as of the beginning of the 60-day period dies prior to making a lump sum election, his or her beneficiary, if any, may not make the lump sum election.

(e)
Elections to receive a lump sum (and waivers under (c)) must be made in writing and must include spousal consent if the payee (whether the Participant or beneficiary) is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

(f)
An election (with spousal consent, where required) to receive the lump sum made at any time during the 60-day period will be irrevocable. If no proper election has been made by the end of the 60-day period, payments will continue unchanged in the monthly form that had previously been applicable.

3.03
Retirees Lump Sum. If a retired Participant or beneficiary makes a valid election under Section 3.02 within the 60-day period, monthly payments will continue in the previously applicable form for 12 months (assuming the payees live that long).

(a)
As of the first of the 13th month, the present value of the remaining benefit payments will be paid in a single lump sum to the Participant, if alive, or, if not, to the beneficiary under the previously applicable form of payment.

(b)	No lump sum payment will be made if:

(1)	The Participant is receiving monthly benefit payments in a form that does not provide for survivor benefits and the Participant dies before the time the lump sum payment is due.

(2)	The Participant is receiving monthly benefit payments in a form that does provide for survivor benefits but the Participant and the beneficiary die before the time the lump sum payment is due.

(c)	The following rules apply where payment is being made in the form of a 10-year certain and continuous life annuity option:

(1)
If the Participant is deceased at the commencement of the 60-day election period, the surviving beneficiary may not make the election if there are less than 13 months left in the 10-year certain period.

(2)	If the Participant elects the lump sum and dies prior to the first of the 13th month:

(A)	if the 10-year certain period has already ended, all monthly payments will cease at the Participant’s death and no lump sum payment will be made;

(B)
if the 10-year certain period ends after the Participant’s death and before the beginning of the 13th month, monthly payments will end at the end of the 10-year certain period and no lump sum payment will be made; and

(C)
if the 10-year certain period ends after the beginning of the 13th month, monthly payments will continue through the 12th month, and a lump sum payment will be made as of the first of the 13th month, equal to the present value of the remaining benefit payments.

3.04	Actives Election. Active Participants may elect to have their benefits paid in the form of a single lump sum under this Section.

(a)
A Participant is considered to be “Active” under this Section if he or she is still employed by the Affiliated Companies on or after the beginning of the initial 60-day period referred to in Section 3.02.

(b)	An election to take a lump sum may be made at any time during the 60-day period prior to Termination of Employment and covers both—

(1)	Benefits payable to the Participant during his or her lifetime, and

(2)	Survivor benefits (if any) payable to the Participant’s beneficiary, including preretirement death benefits (if any) payable to the Participant’s spouse.

(c)	An election does not become effective until the earlier of

(1)	the Participant’s Termination of Employment, or

(2)	the Participant’s death.
Before the election becomes effective, it may be revoked.
If a Participant does not have a Termination of Employment within 60 days after making an election, the election will never take effect.

(d)	An election may only be made once. If it fails to become effective after 60 days or is revoked before becoming effective, it cannot be made again at a later time.

(e)	After a Participant has a Termination of Employment, no election can be made.

(f)	If a Participant dies before making a lump sum election, his or her spouse may not make a lump sum election with respect to any benefits which may be due the spouse.

(g)
Elections to receive a lump sum must be made in writing and must include spousal consent if the Participant is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

3.05
Actives Lump Sum – Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.04 has a Termination of Employment after he or she is entitled to commence benefits under the Pension Plans, payments will be made in accordance with this Section.

(a)	Monthly benefit payments will be made for up to 12 months, commencing the first of the month following Termination of Employment. Payments will be made:

(1)
in the case of a Participant who is not married on the date benefits are scheduled to commence, based on a straight life annuity for the Participant’s life and ceasing upon the Participant’s death should he or she die before the 12 months elapse, or

(2)	in the case of a Participant who is married on the date benefits are scheduled to commence, based on a joint and survivor annuity form —

(A)	with the survivor benefit equal to 50% of the Participant’s benefit;

(B)	with the Participant’s spouse as the survivor annuitant;

(C)	determined by using the contingent annuitant option factors used to convert straight life annuities to 50% joint and survivor annuities under the Northrop Retirement Plan; and

(D)	with all payments ceasing upon the death of both the Participant and his or her spouse should they die before the 12 months elapse.

(b)
As of the first of the 13th month, the present value of the remaining benefit payments will be paid in a single lump sum. Payment of the lump sum will be made to the Participant if he or she is still alive, or, if not, to his or her surviving spouse, if any.

(c)	No lump sum payment will be made if:

(1)	The Participant is receiving monthly benefit payments in the form of a straight life annuity and the Participant dies before the time the lump sum payment is due.

(2)	The Participant is receiving monthly benefit payments in a joint and survivor annuity form and the Participant and his or her spouse both die before the time the lump sum payment is due.

(d)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:

(1)	the Participant dies after making a valid lump sum election but prior to commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.

3.06
Actives Lump Sum – Not Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.04, has a Termination of Employment before he or she is entitled to commence benefits under the Pension Plans, payments will be made in accordance with this Section.

(a)	No monthly benefit payments will be made.

(b)	Following Termination of Employment, a single lump sum payment of the benefit will be made on the first of the month following 12 months after the date of the Participant’s Termination of Employment.

(c)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:

(1)	the Participant dies after making a valid lump sum election but prior to commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.

(d)	No lump sum payment will be made if the Participant is unmarried at the time of death and dies before the time the lump sum payment is due.

3.07
Lump Sums with CIC Severance Plan Election. A Participant who elects lump sum payments of all his or her nonqualified benefits under the CIC Plans is entitled to have his or her benefits paid as a lump sum calculated under the terms of the applicable CIC Plan. Otherwise, benefit payments are governed by the general provisions of this Article, which provide different rules for calculating the amount of lump sum payments.

3.08	Calculation of Lump Sum. The factors to be used in calculating the lump sum are as follows:
Interest: Whichever of the following two rates that produces the smaller lump sum:

(1)
the discount rate used by the Company for purposes of Statement of Financial Accounting Standards No. 87 of the Financial Accounting Standards Board as disclosed in the Company’s annual report to shareholders for the year end immediately preceding the date of distribution, or

(2)	the applicable interest rate that would be used to calculate a lump sum value for the benefit under the Pension Plans.

Mortality: the applicable mortality table that would be used to calculate a lump sum value for the benefit under the Northrop Grumman Retirement Plan.
Increase in Section 415 Limit: 4% per year.
Age: Age rounded to the nearest month on the date the lump sum is payable.
Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after the date the lump sum is payable.
The annuity to be converted to a lump sum will be the remaining annuity currently payable to the Participant or his or her beneficiary at the time the lump sum is due.
For example, assume a Participant is receiving benefit payments in the form of a 50% joint and survivor annuity.
If the Participant and the survivor annuitant are both still alive at the time the lump sum payment is due, the present value calculation will be based on the remaining benefits that would be paid to both the Participant and the survivor in the annuity form.
If only the survivor is alive, the calculation will be based solely on the remaining 50% survivor benefits that would be paid to the survivor.
If only the Participant is alive, the calculation will be based solely on the remaining benefits that would be paid to the Participant.
In the case of a Participant who dies prior to commencement of benefits under this Plan so that only a preretirement surviving spouse benefit (if any) is payable, the lump sum will be based solely on the value of the preretirement surviving spouse benefit.
In the case of a lump-sum under Section 3.07 (related to lump sums with a CIC Severance Plan election), the lump-sum amount will be calculated as described in that section and the rules of this Section 3.08 are not used.

3.09	Spousal Consent. Spousal consent, as required for elections as described above, need not be obtained if the Company determines that there is no spouse or the spouse cannot be located.
ARTICLE IV
Miscellaneous

4.01
Amendment and Plan Termination. The Company may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part for any reason. This includes the right to amend or eliminate any of the provisions of the Plan with respect to lump sum distributions, including any lump sum calculation factors, whether or not a Participant has already made a lump sum election. Notwithstanding the foregoing, no amendment or termination of the Plan shall reduce the amount of a Participant's accrued benefit under the Plan as of the date of such amendment or termination.
No amendment of the Plan shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent "material modification" to the Grandfathered Amounts.

The Company may, in its sole discretion, seek reimbursement from the Pension Plans to the extent this Plan pays Pension Plan Benefits to which Participants were entitled to or became entitled to under the Pension Plans.

4.02
Not an Employment Agreement. Nothing contained in this Plan gives any Participant the right to be retained in the service of the Company, nor does it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

4.03
Assignment of Benefits. A Participant, surviving spouse or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to attachment or garnishment by any of their creditors or to legal process.

Notwithstanding the foregoing, all or a portion of a Participant's benefit may be paid to another person as specified in a domestic relations order that the plan administrator determines is qualified (a "Qualified Domestic Relations Order"). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:
(1)    issued pursuant to a State's domestic relations law;

(2)	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(3)	creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant's benefits under the Plan; and

(4)	meets such other requirements established by the plan administrator.
The plan administrator shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the plan administrator may consider the rules applicable to "domestic relations orders" under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant.

4.04
Nonduplication of Benefits. This Section applies if, despite Section 4.03, with respect to any Participant (or his or her beneficiaries), the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan. In such a case, any amounts due the Participant (or his or her beneficiaries) under this Plan will be reduced by the actuarial value of the payments required to be made to such other person or entity.

Actuarial value will be determined using the factors and methodology described in Section 3.08 above (in the case of lump sums) and using the actuarial assumptions in the underlying Pension Plan in all other cases.
In dividing a Participant’s benefit between the Participant and another person or entity, consistent actuarial assumptions and methodologies will be used so that there is no increased actuarial cost to the Company.

4.05
Funding. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future. The Company may, but need not, fund benefits under the Plan through a trust. If it does so, any trust created by the Company and any assets held by the trust to assist it in meeting its obligations under the Plan will conform to the terms of the model trust, as described in Internal Revenue Service Revenue Procedure 92-64, but only to the extent required by Internal Revenue Service Revenue Procedure 92-65. It is the intention of the Company and Participants that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

Any funding of benefits under this Plan will be in the Company’s sole discretion. The Company may set and amend the terms under which it will fund and may cease to fund at any time.

4.06
Construction. The Company shall have full discretionary authority to determine eligibility and to construe and interpret the terms of the Plan, including the power to remedy possible ambiguities, inconsistencies or omissions.

4.07	Governing Law. This Plan shall be governed by the law of the Commonwealth of Virginia, except to the extent superseded by federal law.

4.08
Actions By Company and Claims Procedures. Any powers exercisable by the Company under the Plan shall be utilized by written resolution adopted by the Board of Directors or its delegate. The Board may by written resolution delegate any of the Company’s powers under the Plan and any such delegations may provide for subdelegations, also by written resolution.

The Company's standardized "Northrop Grumman Nonqualified Retirement Plans Claims and Appeals Procedures" shall apply in handling claims and appeals under this Plan.

4.09	Plan Representatives. Those authorized to act as Plan representatives will be designated in writing by the Board of Directors or its delegate.

4.10	Number. The singular, where appearing in this Plan, will be deemed to include the plural, unless the context clearly indicates the contrary.

4.11
2001 Reorganization. Effective as of the 2001 Reorganization Date in (d), the corporate structure of Northrop Grumman Corporation and its affiliates was modified. Effective as of the Litton Acquisition Date in (e), Litton Industries, Inc. was acquired and became a subsidiary of the Northrop Grumman Corporation (the “Litton Acquisition”).

(a)	The former Northrop Grumman Corporation was renamed Northrop Grumman Systems Corporation. It became a wholly-owned subsidiary of the new parent of the reorganized controlled group.

(b)
The new parent corporation resulting from the restructuring is called Northrop Grumman Corporation. All references in this Plan to the former Northrop Grumman Corporation and its Board of Directors now refer to the new parent corporation bearing the same name and its Board of Directors.

(c)	As of the 2001 Reorganization Date, the new Northrop Grumman Corporation became the sponsor of this Plan, and its Board of Directors assumed authority over this Plan.

(d)	2001 Reorganization Date. The date as of which the corporate restructuring described in (a) and (b) occurred.

(e)
Litton Acquisition Date. The date as of which the conditions for the completion of the Litton Acquisition were satisfied in accordance with the “Amended and Restated Agreement and Plan of Merger Among Northrop Grumman Corporation, Litton Industries, Inc., NNG, Inc., and LII Acquisition Corp.

4.12
Liabilities Transferred to HII. Northrop Grumman Corporation distributed its interest in Huntington Ingalls Industries, Inc. ("HII) to its shareholders on March 31, 2011 (the "HII Distribution Date"). Pursuant to an agreement between Northrop Grumman Corporation and HII, on the HII Distribution Date certain employees and former employees of HII ceased to participate in the Plan and the liabilities for these participants' benefits under the Plan were transferred to HII. On and after the HII Distribution Date, the Company and the Plan, and any successors thereto, shall have no further obligation or liability to any such participant with respect to any benefit, amount, or right due under the Plan.

* * *

IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 18th day of December, 2012.

NORTHROP GRUMMAN CORPORATION

By: _/s/ Christopher McGee___________________
Christopher McGee
Vice President, Compensation & Benefits

APPENDIX A – 2005-2007 TRANSITION RULES
This Appendix A provides the distribution rules that apply to the portion of benefits under the Plan subject to Code section 409A for Participants with benefit commencement dates after January 1, 2005 and before January 1, 2008.

A.01
Election. Participants scheduled to commence payments during 2005 may elect to receive both pre-2005 benefit accruals and 2005 benefit accruals in any optional form of benefit available under the Plan as of December 31, 2004. Participants electing optional forms of benefits under this provision will commence payments on the Participant's selected benefit commencement date.

A.02
2005 Commencements. Pursuant to IRS Notice 2005-1, Q&A-19 & Q&A-20, Participants commencing payments in 2005 from the Plan may elect a form of distribution from among those available under the Plan on December 31, 2004, and benefit payments shall begin at the time elected by the Participant.

(a)
Key Employees. A Key Employee Separating from Service on or after July 1, 2005, with Plan distributions subject to Code section 409A scheduled to be paid in 2006 and within six months of his date of Separation from Service, shall have such distributions delayed for six months from the Key Employee's date of Separation from Service. The delayed distributions shall be paid as a single sum with interest at the end of the six month period and Plan distributions will resume as scheduled at such time. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such period (i.e., the rate may change in the event the period spans two calendar years). Alternatively, the Key Employee may elect under IRS Notice 2005-1, Q&A-20 to have such distributions accelerated and paid in 2005 without the interest adjustment, provided, such election is made in 2005.

(b)	Lump Sum Option. During 2005, a temporary immediate lump sum feature shall be available as follows:

(i)
In order to elect a lump sum payment pursuant to IRS Notice 2005-1, Q&A-20, a Participant must be an elected or appointed officer of the Company and eligible to commence payments under the underlying qualified pension plan on or after June 1, 2005 and on or before December 1, 2005;

(ii)	The lump sum payment shall be made in 2005 as soon as feasible after the election; and

(iii)	Interest and mortality assumptions and methodology for calculating lump sum amount shall be based on the Plan's procedures for calculating lump sums as of December 31, 2004.

A.03
2006 and 2007 Commencements. Pursuant to IRS transition relief, for all benefit commencement dates in 2006 and 2007 (provided election is made in 2006 or 2007), distribution of Plan benefits subject to Code section 409A shall begin 12 months after the later of: (a) the Participant's benefit election date, or (b) the underlying qualified pension plan benefit commencement date (as specified in the Participant's benefit election form). Payments delayed during this 12-month period will be paid at the end of the period with interest. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such period (i.e., the rate may change in the event the period spans two calendar years).

APPENDIX B – POST 2007
DISTRIBUTION OF 409A AMOUNTS
The provisions of this Appendix B shall apply only to the portion of benefits under the Plan that are subject to Code section 409A with benefit commencement dates on or after January 1, 2008. Distribution rules applicable to the Grandfathered Amounts are set forth in Articles II and III, and Appendix A addresses distributions of amounts subject to Code section 409A with benefit commencement dates after January 1, 2005 and prior to January 1, 2008.

B.01	Time of Distribution. Subject to the special rules provided in this Appendix B, distributions to a Participant of his vested retirement benefit shall commence as of the Payment Date.

B.02
Special Rule for Key Employees. If a Participant is a Key Employee and age 55 or older at his Separation from Service, distributions to the Participant shall commence on the first day of the seventh month following the date of his Separation from Service (or, if earlier, the date of the Participant's death). Amounts otherwise payable to the Participant during such period of delay shall be accumulated and paid on the first day of the seventh month following the Participant's Separation from Service, along with interest on the delayed payments. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such delay (i.e., the rate may change in the event the delay spans two calendar years).

B.03
Forms of Distribution. Subject to the special rules provided in this Appendix B, a Participant's vested retirement benefit shall be distributed in the form of a single life annuity. However, a Participant may elect an optional form of benefit up until the Payment Date. The optional forms of payment are:

(a)	50% joint and survivor annuity

(b)	75% joint and survivor annuity

(c)	100% joint and survivor annuity.
If a Participant is married on his Payment Date and elects a joint and survivor annuity, his survivor annuitant will be his spouse unless some other survivor annuitant is named with spousal consent. Spousal consent, to be effective, must be submitted in writing before the Payment Date and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if the Company determines that there is no spouse or that the spouse cannot be found.

B.04
Death. If a married Participant dies before the Payment Date, a death benefit will be payable to the Participant's spouse commencing 90 days after the Participant's death. The death benefit will be a single life annuity in an amount equal to the survivor portion of a Participant's vested retirement benefit based on a 100% joint and survivor annuity determined on the Participant's date of death. This benefit is also payable to a

Participant's domestic partner who is properly registered with the Company in accordance with procedures established by the Company.

B.05
Actuarial Assumptions. Except as provided in Section B.06, all forms of payment under this Appendix B shall be actuarially equivalent life annuity forms of payment, and all conversions from one such form to another shall be based on the following actuarial assumptions:

Interest Rate:	6%

Mortality Table:	RP-2000 Mortality Table projected 15 years for future standardized cash balance factors

B.06	Accelerated Lump Sum Payouts.

(a)
Post-2007 Separations. Notwithstanding the provisions of this Appendix B, for Participants who Separate from Service on or after January 1, 2008, if the present value of (a) the vested portion of a Participant's retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date of his Separation from Service, is less than or equal to $25,000, such benefit amount shall be distributed to the Participant (or his spouse or domestic partner, if applicable) in a lump sum payment. Subject to the special timing rule for Key Employees under Section B.02, the lump sum payment shall be made within 90 days after the first of the month coincident with or following the date of the Participant's Separation from Service.

(b)
Pre-2008 Separations. Notwithstanding the provisions of this Appendix B, for Participants who Separate from Service before January 1, 2008, if the present value of (a) the vested portion of a Participant's retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date the Participant attains age 55, is less than or equal to $25,000, such benefit amount shall be distributed to the Participant (or his spouse or domestic partner, if applicable) in a lump sum payment within 90 days after the first of the month coincident with or following the date the Participant attains age 55, but no earlier that January 1, 2008.

(c)
Conflicts of Interest. The present value of a Participant's vested retirement benefit shall also be payable in an immediate lump sum to the extent required under conflict of interest rules for government service and permissible under Code section 409A.

(d)
Present Value Calculation. The conversion of a Participant's retirement benefit into a lump sum payment and the present value calculations under this Section B.06 shall be based on the actuarial assumptions in effect under the Northrop Grumman Pension Plan for purposes of calculating lump sum amounts, and will be based on the Participant's immediate benefit if the Participant is 55 or older at Separation from Service. Otherwise, the calculation will be based on the benefit amount the Participant will be eligible to receive at age 55.

B.07
Effect of Early Taxation. If a Participant's benefits under the Plan are includible in income pursuant to Code section 409A, the Company shall have the discretion to accelerate the distribution of all or a portion of such includible benefits to the Participant, provided that the Participant shall not be given a direct or indirect election as to whether such discretion is exercised.

B.08	Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Company's reasonable anticipation of one or more of the following events:

(a)	The Company's deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b)	The making of the payment would violate Federal securities laws or other applicable law;
provided, that any payment delayed pursuant to this Section B.08 shall be paid in accordance with Code section 409A.

APPENDIX C – COMMITTEES AND APPOINTMENTS
Notwithstanding anything to the contrary in this Plan, effective October 25, 2011, the Chief Executive Officer of Northrop Grumman Corporation shall appoint, and shall have the power to remove, the members of (1) an Administrative Committee that shall have responsibility for administering the Plan (including as such responsibilities are described in Article IV of the Plan) and (2) an Investment Committee that shall have responsibility for overseeing any rabbi trusts or other informal funding for the Plan.